Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES EXPANDED

$450 MILLION CREDIT FACILITY

– Repays Outstanding Term Loan and Extends Maturity to 2029 –

– Company Has No Debt Maturities Until June 2028 –

NEW YORK, NY, January 23, 2025 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”), a net lease REIT focused on convenience and automotive retail real estate, announced today that it has entered into a Third Amended and Restated Credit Agreement with a group of existing and new lenders that increases its senior unsecured revolving credit facility (the “Credit Facility”) to $450 million.

The Credit Facility will mature in January 2029, with Company options to extend the maturity date to January 2030, and includes an accordion option that allows the Company to request additional lender commitments not to exceed $300 million. All other material terms and conditions governing the Credit Facility remain the same.

As part of the transaction, the Company used the increased capacity provided by the Credit Facility to repay its $150 million senior unsecured term loan that was to mature in October 2025. This amount, which will remain drawn on the Credit Facility, will continue to be subject to interest rate swaps that fixed SOFR at 4.73% until the earlier of October 2026 or the amount is repaid.

"The expanded Credit Facility gives us increased capacity and enhanced flexibility as we continue to scale our platform and position our balance sheet to support our growth objectives,” said Brian Dickman, Getty’s Chief Financial Officer. “We appreciate the strong support of our bank group, including both new and existing lenders, and now have no debt maturities until June 2028.”

The Company entered into the Third Amended and Restated Credit Agreement with Bank of America, N.A., as administrative agent, and BofA Securities, Inc., J.P. Morgan Chase Bank, N.A., KeyBanc Capital Markets, and Wells Fargo Securities, LLC as joint lead arrangers. Other participants include Capital One, N.A., Citizens Bank, N.A., The Huntington National Bank, TD Bank, N.A., and Truist Bank.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of December 31, 2024, the Company’s portfolio included 1,118 freestanding properties located in 42 states across the United States and Washington, D.C.

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com